Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements File No. 333-255149 and File No. 333-264820 on Form S-8 of William Penn Bancorporation of our report dated September 5, 2024, relating to our audit of the consolidated financial statements, which appears in the Annual Report to Stockholders, which is incorporated in this Annual Report on Form 10-K of William Penn Bancorporation for the year ended June 30, 2024.

Cranberry Township, Pennsylvania

September 5, 2024

S.R. Snodgrass, P.C. ● 2009 Mackenzie Way, Suite 340 ● Cranberry Township, Pennsylvania 16066 ● Phone: 724-934-0344 ● Fax: 724-934-0345

Firm ID 00074